INFINITY CAPITAL GROUP, INC.

Private Equity Investments - M&A

80 Broad Street
5th Floor
New York, New York 10004

Phone (212) 962-4400
Fax (212) 962-4422

MERGER & INVESTMENT TERM SHEET

This term sheet dated March 26, 2009 summarizes the basic terms and conditions on which Infinity Capital Group, Inc.(OTCBB: ICGP), proposes to invest in Infotech Global, Inc ("the Company" or "IGI") This Term Sheet shall expire on Tuesday, March 31, 2009 at 4:00 PM. This is an expression of the parties' interest in the transaction described below and is not a binding agreement on either party.

Infinity Convertible Note for IGI: Infinity shall acquire a newly issued Convertible Note from IGI with a face value of $1,250,000. At any time after Closing, Infinity shall have the right, subject to certain Beneficial Ownership Restrictions, to convert such Note into 2,750,000 Common Shares (subject to adjustment under the Note terms). Such Note shall have a term of 18 months, and the coupon rate on the Note shall be 7% per annum which will be payable in kind by the issuance of an additional Convertible Note. The Company shall have the right to force mandatory conversion of the Note upon a public listing of IGI's common stock on the NASDAQ OTCBB subject to completion of registration of the Common shares underlying the Convertible Note

.

Warrants: IGI will issue to Infinity warrants to purchase 1,500,000 shares at $0.75 per share, at the time of issuance of the Convertible Note. Such warrants will expire on the later of three years after the closing date or two years after IGI's common stock is listed on the NASDAQ OTCBB. The warrants will be issued to holders of the Convertible Note at a rate of one warrant for each two underlying Common shares held through their Convertible Note. The exercise price will be adjusted for any stock splits or other adjustments in the Company's capital structure

Infinity Service Shares: Upon the closing of this Agreement, IGI will transfer to Infinity 1,000,000 shares (6.67% of the total of 15,000,000 which will then be shown as issued and outstanding at the closing), in exchange for facilitating and paying for the S1 Registration and for arranging investments in IGI by the investment community.

Use of Proceeds: The initial $1,250,000 investment in IGI shall be used for the purposes of transitioning IGI from a mostly service oriented consulting company into a products and solution company with a service component. The net proceeds will be used for putting together a business plan and

marketing strategy including strategic relationships that will support the growth plan, hiring an interim CFO, bringing in additional Board members, completion of audited financial statements, preparing to present to the investment community and list on a public exchange, general corporate purposes, which includes working capital, expansions of or changes in our operations, and investments in product development, new products and technology, and may include potential acquisition of businesses, products or technologies.

At Closing Allocation of IGI Shares Calculation ("Share Calculation")

Infinity Services Shares	1,000,000	{ 6.67%}
Newly Issued Convertible Note*: (underlying shares) INFINITY	2,750,000	{ 18.33%}
Common Shares IGI shareholders:	11,250,000	{ 75.00%}
TOTAL	15,000,000	{100.00%}

Convertible with a fixed conversion price of ($.4545)("Conversion Price" or "CP") subject to any stock splits or other adjustments in the Company's capital structure.

Contingencies & Final Documents:

Closing of the Investment shall be subject to (a) satisfactory completion of due diligence by Infinity; IGI to update due diligence material pursuant to a checklist submitted after signing of this term sheet, to be returned no later than five (5) business days from the date of due diligence submission request. The Company shall grant Infinity complete access to its books and records, including access to customers, suppliers, and key employees. As part of due diligence, IGI will provide Infinity with an updated 2009 monthly forecast, sales pipeline and margin analysis for pipeline and current business and demonstrate profitability and traction in company evolution(b) Execution of Investment and Convertible Note Purchase Agreement signed by the parties, containing customary representations and warranties and other terms as the parties may agree. The material terms of Investment and Convertible Note Purchase Agreement shall be identical to current Investment Term Sheet IGI has executed, (c) No significant adverse changes in relationships as described with customers, suppliers, and management. (d) Opinion letters from accountants and lawyers stating no liabilities or potential claims or contingencies. (e) Signing of five Year (5) Employment Agreement by Arthur and Sita Kapoor with non-compete provisions, $200,000 base salary each and other mutually acceptable compensation terms.

Going Public Transaction:

Infinity will work with IGI to bring them public through a reverse merger, spinoff or other manner that is deemed most appropriate and efficient. Our expectation is that this will be coordinated with the Follow-On

Investment in late 2009 or early 2010 the exact timing predicated on IGI's results and prospects as the year unfolds.

Registration Rights: The Company will file, a registration statement for the benefit of the holders of the Convertible Note and warrants, for the underlying shares, to permit the public resale of the common shares underlying the Convertible Note conversion feature and warrants, within 120 days of the Going Public Transaction and will respond to any comments and file an amended registration statement within 20 days of receipt. The Company will pay to the investors liquidated damages in cash equal to 1% times the face value of the Convertible Note, per month (pro-rated for partial calendar months) for any failure to timely file registration statement or timely respond to comments, subject to a limit to be agreed among the parties. All parties will use best efforts to limit any undesirable profit and loss effects in connection with the conversion of shares underlying the Convertible.

Anti Dilution: Until the date of an effective registration, the conversion price of the Convertible Note will be subject to full ratchet anti-dilution adjustment in the event that the Company issues additional equity or equity-linked securities, referred to herein as "derivatives" (other than for specific "carve out" issuances) for cash or other consideration at a purchase or conversion price that is less than the applicable conversion price of the debentures. Any adjustment to the conversion price will result in a proportionate adjustment to the exercise price of the warrants. This adjustment shall not apply to (i) outstanding derivatives as of the date hereof (provided no amendments to the conversion or exercise prices thereof are made); or (ii) options granted by the Company to employees and directors under current incentive stock options plans (whether qualified or not) if such future options are granted with exercise prices at least equal to the Company's stock price on the grant dates.

Preemptive Rights: Infinity will have the right to maintain its ownership percentage by participating in any new equity or equity linked offering up to the level of its ownership percentage prior to such offering.

Interim CFO Services: IGI shall appoint Ted Greenberg of Infinity as part time Interim CFO at the closing of the Investment transaction.

Fees and Expenses: IGI shall pay to Infinity, a monthly retainer of $5,000 in connection with Monthly CFO services. Additionally, the Investors legal expenses and other transaction and diligence expenses shall be paid out of the proceeds. Total transaction and diligence fees and legal expenses shall not exceed $25,000.

Voting Rights: The holders of Convertible Note shall have one vote for each share, underlying the convertible conversion feature.

Board Representation: Infinity, shall have the irrevocable right to designate a Board member who will be appointed to IGI's Board which will have a total of no more than five members at least one of whom shall be an independent director as defined by the AMEX listing requirements.

Exclusivity: IGI and/or any of its agents, will not engage any other third party to negotiate or enter into discussions regarding a sale, Investment or other similar transaction(s) or entertain discussions on an equity or equity-linked investment by or with another party introduced to IGI through another third party without consent of Infinity prior to the Closing Date. Nothing contained in this term sheet shall prevent IGI and its principals from seeking to obtain investments or financing from any person or entity that they may contact directly. The signing of this term sheet by both parties shall not constitute a legally binding agreement, which agreement can take place only after a definitive written agreement is negotiated by the parties, approved by counsel of both parties and executed and delivered by both parties. This non-binding term sheet shall be in effect until May 1, 2009 ("Exclusivity Period").

Infinity Capital Group, Inc.

By [signature]

Title President

Infotech Global, Inc

By [signature]

Title PRESIDENT